Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of FIND/SVP, Inc. and subsidiaries on Form S-2 of our report dated March 25, 2004 (which report expresses an unqualified opinion and include an explanatory paragraph referring to the Company's adoption of Statements on Financial Accounting Standards No. 142, "Goodwill and Other Intangibles"), appearing in the Annual Report on Form 10-K of FIND/SVP, Inc. for the year ended December 31, 2003 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

Our audits of the financial statements referred to in our aforementioned report also included the financial statement schedule of FIND/SVP, Inc., listed in Item 8 to Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects, the information set forth therein.


/s/ Deloitte & Touche LLP

New York, New York
May 28, 2004